Exhibit 99.1

Mobiquity Technologies and Advangelists Close Merger, Immediately Launch Audience Analysis Product for Programmatic Marketers

Merger of two companies rapidly generates a first-of-its-kind real-time audience analysis and ad targeting product

NEW YORK, NY December 11, 2018 (NEWSWIRE) -- Mobiquity Technologies, Inc. (OTCQB: MOBQ), completed the merger with Advangelists. Within 24 hours of signing, the two companies demonstrated their prowess by releasing a first-of-its-kind location media inventory analyzer and targeting product for programmatic media markets.

The new product feature set is code-named “Savitr,” the Sanskrit word describing the sun at first light, just prior to rising above the horizon. Savitr can also be a reference to speed and motion. The team chose this name to represent the dawning partnership between the merged companies, as well as the speed in which the teams were able to create a new joint product.

“Project Savitr highlights the industry-changing potential merging two companies of this nature can yield,” said Dean Julia, CEO of Mobiquity. “We didn’t expect to launch a product so rapidly. Instead, it happened organically as our complimentary technologies and agile working principles created a unique opportunity. I firmly believe that our merged companies are uniquely positioned to lead innovation in this space.”

Using the Mobiquity Places POI data that was released just last week, the Advangelists tech team built the new feature to analyze available audiences in real time and allow marketers to make strategic decisions about targeting opportunities based on industry, sector and brand. The new product feature is available exclusively through the Advangelists platform. Savitr allows marketers to not only analyze the potential number of mobile application and web users within 5.5 Million predefined locations including 4000 retail chains, but to subsequently target them with contextually relevant advertising. Upon completion of the campaign, advertisers can also review detailed performance measure by physical location.

“Advertisers can now immediately understand the size and reach of a media opportunity targeting their in-store customers, or evaluate a competitive media conquesting opportunity,” said Lokesh Mehta, CTO Advangelists. “And with the measurement tool, we give them immediate insight into how those campaigns perform.”

Advangeslists CEO Deep Katyal added, “Watching the two CTO’s build Savitr together was an inspiring experience. Our combined product roadmap seeks to establish leadership in every programmatic category.”

For more information visit www.advangelists.com/savitr.

About Mobiquity Technologies (www.mobiquitytechnologies.com)

Mobiquity Technologies, Inc. (OTCQB: MOBQ), is a mobile first, next generation, Software-as-a-Service (SaaS) platform for data and advertising. Through the Advangelists platform, the company provides programmatic advertising technologies and precise mobile data insights on consumer behavior. We believe that advertising should be an amalgamation of great features, great usability and should have all the tools you need in one single platform.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995.

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward- looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performances or achievements express or implied by such forward-looking statements. The forward-looking statements are subject to risks and uncertainties including, without limitation, changes of competition, possible loss of customers, and the company’s ability to attract and retain key personnel.

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For more information email: press@mobiquitytechnologies.com